Exhibit 10.1 – Employment Agreement, between Farmers Capital Bank Corporation and J. David Smith, Jr. dated November 18, 2015.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMET (the “Agreement”), is entered into this 18th day of November, 2015, between Farmers Capital Bank Corporation, a Kentucky bank holding company (the “Company”) and J. David Smith, Jr. (the “Executive”).

WITNESSETH

WHEREAS, Company desires to employ Executive as Senior Executive Vice President and Chief Operating Officer;

WHEREAS, Executive desires to be assured of a secure minimum compensation and fair and reasonable benefits from the Company for his services and the Company wishes to secure the continual employment of Executive; and

WHEREAS, the Company desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that Executive shall not compete with the Company for a reasonable period of time after termination of his employment with the Company, except as otherwise provided herein;

NOW, THEREFORE, BE IT RESOLVED, in consideration of the foregoing premises, the mutual covenants and undertakings herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, covenant and agree as follows:

1.    Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Company employs Executive as the Company’s Senior Executive Vice President and Chief Operating Officer, and Executive accepts such employment.

2.    Positions. Executive agrees to serve as Senior Executive Vice President and Chief Operating Officer of the Company and to perform such duties in that office as may reasonably be assigned to him by the Company’s President and Chief Executive Officer and such duties which are of the character as those generally associated with that office. Executive shall devote substantially all his business time and efforts to the Company’s business and shall not engage in other business activities without the Company’s prior consent, whether or not such business activity is pursued for profit, gain or other pecuniary advantage. On December 15, 2015, and on each December 15 thereafter during the Employment Term (as hereinafter defined), the Executive shall deliver to the Company CEO a schedule identifying each of the business, charitable and civic positions or offices maintained by the Executive, thereby affording the Company CEO the opportunity to object to an outside activity on the part of the Executive. Executive may invest his assets in such form or manner as shall not require any services on his part in the operation of the affairs of the enterprises in which the investments are made. Executive may use his discretion in fixing his hours and schedule of work consistent with the proper discharge of his duties.

3.    Term. Unless terminated earlier in accordance with the provisions of Section 7, Executive’s employment under this Agreement shall begin on January 1, 2016 (the “Effective Date”) and shall continue for forty-eight (48) months (the “Employment Term”). Thereafter, the Employment Term shall be automatically extended for subsequent twelve (12) month periods unless written notice to the contrary is given by either the Company or Executive at least (90) days prior to the expiration of the Employment Term or the expiration of any subsequent one (1)-year extension.

4.    Compensation. During the Employment Term, the Company shall pay Executive a base salary (the “Base Compensation”) (i) for the first twelve months of the Employment Term at the annual rate of $300,000.00, and (ii) thereafter at such annual rates (in no event to be less than $300,000.00) as the Company may determine (in its complete discretion), payable at regular intervals in accordance with the Company’s normal payroll practices in effect from time to time.

5.    Benefit Programs; Communication and Transportation Devices.

(a) During the Employment Term, Executive shall be entitled to participate in or receive benefits under (i) any life, health, hospitalization, medical, dental, disability or other insurance policy or plan, (ii) pension or retirement plan, (iii) bonus or profit-sharing plan or program, (iv) deferred compensation plan or arrangement, and (v) any other executive benefit plan, program or arrangement, made available by the Company on the date of this Agreement and from time to time in the future to the Company’s executives on a basis consistent with the terms, conditions and overall administration of the foregoing plans, programs or arrangement and with respect to which Executive is otherwise eligible to participate or receive benefits. With respect to compensated personal time off (“PTO”) benefits for Executive, during the Employment Term Executive shall be entitled to no fewer than 280 PTO hours per fiscal year being eligible to be carried forward into the next fiscal year (provided that at no time may total PTO hours available to Executive exceed 125% of his Annual Allotment).

(b) During the Employment Term, the Company will reimburse Executive for the monthly charges for telephone service and electronic data receipt and transmission on the smart phone purchased and used by Executive.

(c) The Company will reimburse the Executive for the monthly lease payment due for January and February, 2016, with respect to that certain Toyota Camry, Vehicle Identification Number 4T4BF1FK5DR278821 (the “Vehicle”). On or before the April 15, 2016 scheduled maturity date of the Vehicle lease, the Company shall (in conjunction with the Executive) exercise and/or fund the purchase option with respect to the Vehicle and make available for Executive the Vehicle during the Employment Term.

6.    General Policies.

(a) So long as Executive is employed by the Company pursuant to this Agreement, Executive shall receive reimbursement from the Company, as appropriate, for all reasonable business expenses incurred in the course of his employment by the Company, upon submission to the Company of written vouchers and statements for reimbursement.

(b) So long as Executive is employed by the Company pursuant to this Agreement, Executive shall be entitled to office space and working conditions consistent with his position as Senior Executive Vice President and Chief Operating Officer of the Company.

(c) All other matters relating to the employment of Executive by the Company not specifically addressed in this Agreement shall be subject to the general policies regarding executives of the Company in effect from time to time, so long as such general policies are not inconsistent with any of the provisions of this Agreement (in which event the provisions of this Agreement shall control).

7.    Termination of Employment. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in Sections 8 and 9 hereof, Executive’s employment by the Company may be terminated prior to the expiration of the Employment Term as set forth below.

(a) Termination Due to Death. This agreement shall terminate automatically upon Executive’s death. In the event Executive’s employment is terminated due to Executive’s death, Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to the following:

(i)     A single sum payment made by the date of the Company’s next regularly scheduled payday immediately following the date of Executive’s death in an amount equal to the unpaid portion of Executive’s Base Compensation to the date of death which is due Executive but has not been paid; and

(ii)    The death benefit payable under the terms of any term life insurance policy which may be available to Executive and in which Executive participates under the Company’s general benefit plan, said payment to be made as provided in said plan;

(b) Termination Due to Disability. Either the Company or Executive may terminate this Agreement upon Executive’s Disability (as defined below). In no event shall a termination of Executive’s employment for Disability occur unless the party terminating the employment gives written notice to the other party in accordance with this Agreement. “Disability” shall mean: (i) Executive is unable to perform one or more of Executive’s material duties by reason of any medically determined physical or mental impairment; (ii) Executive’s inability to perform one or more of Executive’s material duties occurs after a reasonable attempt by the Company to accommodate Executive’s physical or mental impairment; and (iii) Executive’s physical or mental impairment can be medically expected to result in death or last for a continuous period of not less than 12 months.

In the event Executive’s employment is terminated due to Executive’s Disability, Executive shall be entitled to the continuation of Executive’s Base Compensation for a period of three (3) months following the date of Disability, commencing in the month immediately following termination of employment due to Disability and payable on the Company’s regularly scheduled paydays during said three (3) months. Notwithstanding the foregoing, if the Executive, at the time of termination of employment, is a “specified employee” as that term is defined in Treasury Reg. 1.409A-1(i), instead of being paid as set forth above, an amount representing Executive’s Base Compensation for a period of three (3) months shall be paid to the Executive in a single lump sum payment on the first business day of the seventh month following termination due to Disability.

(c) Termination for Cause. The Company may terminate Executive’s employment for Cause (as defined below) at any time effective immediately upon written notice to Executive. For purposes of this Section 7(c) and Section 14(a), the term “Cause” shall mean that the Board of Directors of the Company has determined that any one or more of the following events have occurred:

(i)     Executive has been grossly negligent in the performance of his duties hereunder, has been made aware of such gross negligence, and (if the effects of such gross negligence are curable) has failed to fully cure the effect thereof within such reasonable period of time as the Company may designate.

(ii)    Executive has materially breached any provision of this Agreement, has been made aware of such material breach, and (if the effects of such material breach are curable) has failed to fully cure the effects thereof within such reasonable period of time as the Company may designate;

(iii)   Executive has materially breached any of Executive’s fiduciary duties to the Company or has made a material misrepresentation or omission, which material breach, misrepresentation or omission might reasonably be expected to have a materially advise effect on the Company, has been made aware of such material breach or misrepresentation, and (if the effects of such material breach or misrepresentation are curable) has failed to fully cure the effects thereof within such reasonable period of time as the Company may designate;

(iv)   Executive has filed a petition in bankruptcy (or a petition in bankruptcy has been filed against Executive), a trustee, receiver or similar custodian for all or any part of Executive’s property has been appointed, Executive has executed an assignment for the benefit of creditor or any action has been taken by or against Executive under any law, the purpose or effect of which is to relieve Executive from any of his debts or to extend the terms of payment to which Executive is otherwise subject;

(v)     Executive has repeatedly abused alcohol or drugs;

(vi)    Executive has engaged in fraud, embezzlement, theft, dishonesty, willful misconduct or deliberate injury to the Company or its affiliates or customer, suppliers or employees; or

(vii)   Executive has been convicted of a felony or any act of moral turpitude.

In the event Executive’s employment is terminated for Cause, Executive shall be entitled to a single sum payment by the date of the Company’s next regularly scheduled payday immediately following Executive’s date of termination equal to the unpaid portion of Executive’s Base Compensation which is due Executive but has not been paid through the date of the termination of Executive’s employment.

(d) Permanent Cessation of Business. The Company may terminate Executive’s employment at any time effective immediately upon receipt of written notice to Executive of the permanent cessation, whether voluntary or involuntary, of the Company’s operations and business.

In the event Executive’s employment is terminated due to the permanent cessation of the Company’s business, Executive shall be entitled to a single sum payment by the date of the Company’s next regularly scheduled payday equal to the unpaid portion of Executive’s Base Compensation which is due Executive but has not been paid through the date of the termination of Executive’s employment.

8.    Confidentiality Covenants. In order to induce the Company to enter into this Agreement, Executive hereby agrees as follows:

(a) Confidential Information. Executive shall not disclose or use or otherwise exploit (for his own benefit or the benefit of any other person or entity) at any time, either during or after his association with the Company, any Confidential Information of which Executive becomes aware, whether or not any such information is developed by him, except to the extent such disclosure or use is required in the performance of assigned duties for the Company. Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft. For purposes of this Agreement, “Confidential Information” shall mean all non-public, proprietary technical and commercial information respecting the company or any subsidiary or other affiliate, including, without limitation, manner of operations, financial information and lists and records of borrowers or depositors of the Company’s banking subsidiaries.

(b) Intellectual Property. In the event that Executive as part of his duties on behalf of the Company generates, authors, or contributes to any invention, design, new development, device, method or process, whether or not patentable or reduced to practice or compromising Confidential Information, any copyright work, whether or not comprising Confidential Information, or any other Confidential Information, relating to the Company (hereinafter collectively referred to as “Intellectual Property”) Executive acknowledges that such Intellectual Property is the exclusive property of the Company. Any copyrightable work prepared in whole or in part by Executive shall be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein. Executive shall promptly and fully disclose all such Intellectual Property to the Company and shall cooperate with the Company to protect the Company’s interests in such Intellectual Property, including, without limitation, providing reasonable assistance in the securing of patent protection and copyright registrations and signing all documents where reasonably requested by the Board of Directors of the Company, even if such request occurs after the Employment Term.

(c) Assignment of Intellectual Property. Executive further agrees that:

(i)     He will assign to the Company any Intellectual Property conceived or reduced to practice by him during Employment Term and related to the Company or any of its affiliates:

(ii)    He will execute all papers and perform all acts that the Company deems necessary or advisable for the preparation, prosecution, issuance, procurement or maintenance of patent applications and patents of the United States or foreign countries for said Intellectual Property;

(iii)    He will execute any and all papers and documents that shall be required or necessary to vest title in the Company to said Intellectual Property; and

(iv)    All models, drawings, memoranda and other materials or records made or used by Executive in connection with his duties shall be the property of the Company and shall be left with the Company at the expiration or termination of this Agreement.

(d) Rights Cumulative. The rights and remedies of the Company under this Section 8 are in addition to, and cumulative of, any other rights and remedies that the Company may have, whether by law or by equity.

9.    Non-Compete Covenants.

(a) Acknowledgments. Executive acknowledges that (i) his services as a Company executive have been of a special, unique and extraordinary character and that his position with the Company and any of its subsidiaries placed him in a position of confidence and trust with the customers of the Company and its subsidiaries and allowed him access to Confidential Information, (ii) he would not have had significant contact with any customers of the Company or any of its subsidiaries if not for his service as an executive of the Company or any of its banking subsidiaries and the name, reputation and goodwill of the Company or its subsidiaries, (iii) the nature and period of restrictions imposed by the covenants contained in this Section 9 are fair, reasonable and necessary to protect and preserve for the Company (A) the customer relationships developed by the Company and its subsidiaries through significant time and expense and (B) the benefits of the undersigned’s service as executive of the Company or any of its subsidiaries, (iv) the Company and its affiliates (including, without limitation, its subsidiaries) would sustain great and irreparable loss and damage if the undersigned were to breach any of such covenants, (v) the Company and its affiliates (including, without limitation, its subsidiaries) conduct their business actively in and throughout the entire Territory (as herein defined) and (vi) the Territory is reasonably sized.

(b) Covenants. Having acknowledged the foregoing, Executive covenants and agrees with the Company, in consideration of the benefits to Executive under this Agreement, that he will not, directly or indirectly, from the date hereof through the date three years following cessation of the Employment Term for any reason whatsoever, engage in any of the following:

(i)     attempt in any manner to cause or otherwise encourage any employee of the Company or any affiliate to leave the employ of the Company or such affiliate (as applicable);

(ii)    with the exception of the provision of legal services by the Executive (which shall not be prohibited by any provision of this Agreement), (A) engage in or (B) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, member, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any person or entity which is, at the time, directly or indirectly engaged in any portion of the Financial Industry within the Territory or in competition within the Territory with any aspect of the business activities of the Company or any affiliate thereof (provided, however, that the undersigned may own, solely as a passive investment, securities of any person which are traded on a national securities exchange or in the over-the-counter market if the undersigned does not own more than one percent (1%) of any class of securities of such person or entity);

(iii)   solicit, divert, or take away, or attempt to solicit, divert or take away, the Financial Industry business or relationship of any of the customers of the Company or any of its affiliates, or any prospective customer which were solicited by the Company or an affiliate while the undersigned was an executive of the Company or any of its subsidiaries, for the purpose of selling to or servicing for any such customer or prospective customer any Financial Industry product or service; or

(iv)   cause or attempt to cause any of the foregoing customers or prospective customers of the Company or a Company affiliate to refrain from maintaining or acquiring from or through the Company (or any of its affiliates) any Financial Industry product or service, and will not assist any other person or person or entity or entities to do so.

Executive covenants further that, without limitation as to time, he will not directly or indirectly disclose or use or otherwise exploit for his own benefit, or the benefit of any other person or entity, any Confidential Information.

(c) Definitions. For purposes of this Agreement,

(i)     the “Territory” shall mean that area comprised of all points in the Commonwealth of Kentucky. The undersigned shall be prohibited from maintaining a business address within such Territory if he is engaged in any of the activities enumerated in subsection 9(b)(ii) hereof at such address, and he shall also be prohibited from engaging in any of the activities enumerated in subsection 9(b)(ii) hereof within such Territory even if the undersigned maintains a business or residential address outside said Territory; and

(ii)    the “Financial Industry” shall mean the banking, mortgage banking and/or finance business, and any and all activities and enterprises incidental or related thereto.

(d) Rights Cumulative. The rights and remedies of the Company and its affiliates under this Section are in addition to, and cumulative of, any other rights and remedies that the Company or any of its affiliates may have by law with respect to this Agreement. The parties further agree that in the event of a breach by the undersigned of subsection 9(b), the period set forth in subsection 9(b) hereof shall not begin until the undersigned permanently ceased his breach thereof.

10.    Notice of Termination. Any termination of Executive’s employment with the Company as contemplated by Section 7 hereof, except in the circumstances of Executive’s death, shall be communicated by a written “Notice of Termination” by the terminating party to the other party hereto.

11.    Suspension of Company Obligations. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s of any affiliate’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818€(3) and (g)(1)), the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any obligations which were suspended.

12.    Removal. If Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s or any affiliate’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

13.    Regulatory Oversight.

(a) All the obligations under this Agreement may be terminated, except to the extent determined that the continuation of the Agreement is necessary for the continued operation of the Company, by order of any state or federal banking regulatory agency with supervision of the Company or any of its affiliates, unless stayed by appropriate proceedings, and the Company shall not be under any obligation to perform any of its obligations hereunder if it is informed in writing by any state or federal banking agency with supervision of the Company or any of its affiliates that performance of any of such obligations would constitute an unsafe or unsound banking practice.

(b) If the Company is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act [12 U.S.C. § 1813(x)(1)]), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

(c) Notwithstanding anything herein to the contrary, any payments made to Executive pursuant to the Agreement, or otherwise, shall be subject to and conditional upon compliance with 12 U.S.C. § 1828(k) and any regulation promulgated thereunder.

14.    Legal Fees. If a dispute arises regarding the interpretation or enforcement of this Agreement and Executive obtains a final judgment in his favor in a court of competent jurisdiction, all reasonable legal fees and expenses incurred by Executive in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or otherwise pursuing this claim shall be paid by the Company, to the extent permitted by law.

15.    Death. Should Executive die after termination of his employment with Company while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive’s executors, administrators, heirs, distributes, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to his estate.

16.    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	J. David Smith, Jr. 442 N. Limestone Street Lexington, KY 40508

If to the Company:	Lloyd C. Hillard, Jr. President and CEO Farmers Capital Bank Corporation 202 West Main Street Frankfort, KY 40601

With a Copy to Counsel For the Company:	S. Ryan Newcomb Farmers Capital Bank Corporation SVP and General Counsel 202 West Main Street Frankfort, KY 40601

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices or change of address shall be effective only upon receipt.

17.    Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the Commonwealth of Kentucky, without reference to choice of law principles or rules thereof, except to the extent that federal law shall be deemed to apply.

18.    Successors and Assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and in substance satisfactory to Executive, in the exercise of his reasonable judgment, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material, intentional breach of this Agreement. As used in this Agreement, “Company” shall mean Company as hereinbefore defined and any successor to its business or assets as aforesaid.

19.    Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Company and Executive. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

20.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

21.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

22.    Assignment. This Agreement is personal in nature and no party hereto shall, without consent of the other party, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Section 18 above.

23.    Enforcement. Executive acknowledges that the restrictions contained in Sections 8 and 9, in view of the nature of the business in which the Company and its affiliates are engaged, are reasonable and necessary in order to protect the legitimate business interest of the company and that any violation of Section 8 or 9 would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of Section 8 or 9 of this Agreement, the Company shall be entitled to an injunction restraining Executive from the commission of such breach, and to recover its attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements. If any provision of this Agreement, including Section 8 or 9, is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties shall execute all documents necessary to evidence such amendment.

24.    Document Review. The Company and Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provision and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly. EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY CORPORATE LEGAL COUNSEL OF THE COMPANY AND THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM SUCH COUNSEL.

25.    Withholding Taxes. The company shall have the right to deduct from any payments to Executive hereunder all taxes which under any applicable federal, state or local laws the Company is required to withhold.

26.    Entire agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the 18th day of November, 2015.

FARMERS CAPITAL BANK CORPORATION

By:	/s/ Terry Bennett
Terry Bennett
Chairman of the Board of Directors

By:	/s/ Lloyd C. Hillard, Jr.
Lloyd C. Hillard, Jr.
President and CEO

EXECUTIVE

/s/ J. David Smith, Jr.
J. David Smith, Jr.